EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made effective as of the Effective Date (as defined herein) by and among Satcon Technology Corporation, a Delaware corporation, having a principal place of business at 25 Drydock Avenue, Boston, MA 02210, U.S.A. (“Satcon”), Perfect Galaxy International Limited (“Perfect Galaxy”), a company registered under the laws of the British Virgin Islands, having a principal mailing address at 4/F., Block C, Sea View Estate, 2 — 8 Watson Road, North Point, Hong Kong SAR and an affiliate of China Electronics Great Wall Energy (Shenzhen) Co., Ltd. (f/k/a Excellstor Greatwall Information Product (Shenzhen) Ltd.) (“Great Wall”); and Great Wall.  Satcon, Perfect Galaxy and Great Wall may be collectively referred to herein as the “Parties” and either of them may be referred to herein as a “Party”.  Great Wall and Perfect Galaxy, together with their affiliates may be collectively referred to herein as the “Great Wall Parties”.

WHEREAS, Satcon and Perfect Galaxy are parties to that certain Contract Manufacturing Agreement, dated February 6, 2012 (the “Manufacturing Agreement”) and Satcon and Great Wall are parties to the certain Sales and Distribution Agreement, dated February 6, 2012, pursuant to which Great Wall acts as non-exclusive distributor of Satcon’s final products in the People’s Republic of China (the “Distribution Agreement”);

WHEREAS, on October 17, 2011 (“Petition Date”), Satcon and certain of its subsidiaries and affiliates (collectively, the “Satcon Parties”) filed voluntary petitions (“Voluntary Petitions”) for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which cases are pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) as Case No. Case No. 12-12869 (KG) (the “Case”);

WHEREAS, Perfect Galaxy is Satcon’s primary contract manufacturer and supplies approximately 90% of the products and sub-assemblies used in Satcon’s business and Satcon’s ability to continue to procure products from Perfect Galaxy on credit (in keeping with the past practices of the Parties) is critical to Satcon for a continuation of its business; and

WHEREAS, the Satcon Parties have filed an emergency motion before the Bankruptcy Court petitioning the Bankruptcy Court to, among other things, enter an order in the Case authorizing the entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement, the Parties hereby agree as follows:

1.                 Acknowledgment of Pre-Petition Date Outstanding Payments. The Parties hereby agree and acknowledge that as of the Petition Date, pursuant to the Manufacturing Agreement, Satcon owed Perfect Galaxy approximately $26.2 million (“Prepetition Payable”) for Products (as such term is defined in the Manufacturing Agreement) that had previously been delivered to Satcon and Great Wall and/or Perfect Galaxy owed Satcon approximately $1.3 million for parts and materials purchased from Satcon.

2.                 Offset of Outstanding Amounts.

a.     The Parties hereby agree that Perfect Galaxy shall offset the $1.3 million owed by it (or any of the Great Wall Parties) to Satcon against the Prepetition Payable.

b.     Perfect Galaxy and Great Wall hereby further undertake to purchase from Satcon (at prices determined in accordance with the Distribution Agreement for finished goods and, with respect to parts and materials at Great Wall’s current purchase price for comparable parts and materials from other vendors) up to $5 million worth of: (i) certain of the Satcon’s parts and material inventory currently located in China on an as needed basis, and (ii) Satcon’s CE finished products located in China (“Finished Products”), subject to and promptly upon receipt by Satcon of approval by the pertinent Chinese governmental authority that the Finished Products meet the applicable Chinese national low voltage ride-through (LVRT) standards.  Amounts purchased pursuant to the foregoing shall be offset against the Prepetition Payable.

c.     Furthermore, Perfect Galaxy acknowledges receipt of post-Petition Date payments from Satcon in an aggregate amount of approximately $1.4 million and hereby agrees to offset such amount from the Prepetition Payables.  Perfect Galaxy also acknowledges receipt of post-Petition Date payments from Satcon in an aggregate amount of $700,000 made during the weeks of November 24, 2012 and December 1, 2012 that will be applied against Post-Petition Advances.

3.                 Continuation of Relationship. Great Wall and Perfect Galaxy hereby agree to  ship Products to Satcon consistent with their pre-Petition Date relationship and the Manufacturing Agreement (except to the extent that the provisions of the Manufacturing Agreement conflict with the provisions of this Agreement, in which case the respective provisions of this Agreement shall prevail), but on the following credit terms:  (i) the total outstanding credit (the “Postpetition Advances”) for Products shipped after the Petition Date shall not exceed $5.0 million in the aggregate at any given time, and (ii) the aggregate amount of the Postpetition Advances and the Prepetition Payable (net of any offsets made pursuant hereto) shall not exceed $26,000,000 at any time.  Notwithstanding the filing of the Voluntary Petitions, the Manufacturing Agreement and the Distribution Agreement shall continue to be in full force and effect other than as modified or superseded by the provisions hereof and Great Wall and Perfect Galaxy hereby undertake all their pertinent obligations thereunder.

4.                 Payments and Maturity.  No Satcon Party shall make any payments to any Great Wall Party for Products shipped to any Satcon Party after the Petition Date until the week ended February 2, 2013.  Beginning the week ended February 2, 2013, Satcon or another Satcon Party shall commence paying Perfect Galaxy in accordance with the Schedule set forth on Exhibit A hereto (“Future Payments”) for Postpetition Advances.  All outstanding Postpetition Advances shall be paid upon the earlier to occur (i) March 18, 2013; (ii) the closing of a sale of substantially all of Satcon’s assets; (iii) the occurrence of an Event of Default under the then operative Cash Collateral Order in the Case; or (iv) the occurrence of a material violation of the terms of this Agreement by Satcon.

5.                 Security Interest.  Satcon shall grant to Great Wall a first-priority priming lien on the all of its assets to secure the Postpetition Advances subject only to the Carve-Out (as defined in the Bankruptcy Court’s Final Order in the Case (i) authorizing the Use of Cash Collateral, (ii) granting adequate protection pursuant to 11 U.S.C. §§ 361, 362, 363 and 507 and (iii) scheduling a final hearing, a copy of which is attached hereto as Exhibit B) which lien shall automatically be terminated upon the full indefeasible payment of the Postpetition

Advances by Satcon or any other Satcon Party.  Such security interest shall be granted pursuant to the terms of a security agreement substantially in the form of Exhibit C hereto.

6.                 Intellectual Property Service and Escrow. Upon purchase of the Finished Products by Great Wall, Satcon agrees to fix any bugs in, and provide ongoing service and support for, Satcon’s recently completed software modules that enable the Finished Products to meet the LVRT standards (the “LVRT Modules”).  Satcon hereby undertakes to provide Great Wall with a compiled version in machine readable form of the software code (.hex and .out files) for all inverter models and configurations comprised within the Finished Products.  In addition, Satcon shall place in escrow with Iron Mountain Intellectual Property Management, Inc. (with contact information: 2100 Norcross Parkway, Suite 150, Norcross, Georgia, 30071, USA. Telephone: 800-875-5669. Facsimile: 770-239-9201) for the benefit of Great Wall, for all inverter models and configurations comprised within the Finished Products, the source code for the LVRT Modules.  In each case, the foregoing shall be sufficient to reasonably enable Great Wall to service the Finished Products purchased by it.  This would include sufficient information to compile the LVRT source code with the object code for the applicable inverter models and configurations.  The source code escrow shall only be released in the event of completion of the liquidation or sale of all of substantially all of Satcon’s assets, or the completion of dissolution of Satcon, upon which no party has assumed Satcon’s bug fixing, service and support obligations set forth in the first sentence of this Section with respect to such Finished Products (“Escrow Release Event”).

7.                 Satcon Technology Rights.  In addition to the license granted under Distribution Agreement, Satcon hereby grants to Great Wall, subject to and upon the occurrence of an Escrow Release Event, a non-exclusive, limited, fully-paid up and irrevocable license to use the LVRT Modules for the limited purpose of correcting any errors in such modules which error correction is necessary at the time to sell or service the Finished Products purchased by Great Wall.

8.                 Entire Agreement.  This Agreement represents the entire agreement and understanding between the Parties concerning the settlement of all claims and supersedes and replaces any and all prior agreements and understandings among them regarding the settlement of such claims.  Each term of this Agreement is contractual and not merely a recital.  In the event of any conflicts between the terms hereof and any terms of the Manufacturing Agreement or the Distribution Agreement, the terms hereof shall govern.

9.                 Governing Law.  The laws of the State of California disregarding its conflict of laws provisions exclusively govern this Agreement; however, provisions of the Bankruptcy Code when applicable hereto shall supersede the laws of the State of California.

10.               Effective Date.  This Agreement is effective immediately upon entry of an order by the Bankruptcy Court approving the terms hereof and authorizing Satcon to enter into this Agreemen (the “Effective Date”) and absent a stay thereof, the Parties may thereupon act in reliance on such order in implementing and acting on this Agreement.

11.               Counterparts.  This Agreement and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.               Notice.   All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives of the Parties at the addresses set forth below, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified herein), or on the fourth (4th) day following service if sent by air courier service with written confirmation of delivery, or ten (10) calendar days after mailing if sent by first class, registered or certified mail, return receipt requested.  Each Party is required to notify the other parties in the above manner of any change of address.

If to Satcon:

25 Drydock Avenue, Boston, MA 02210, U.S.

Facsimile: +1 617 8972401

Attention: Steve Rhoades, CEO

If to Perfect Galaxy or Great Wall:

Block C, 4/F., Sea View Estate,

2 — 8 Watson Road, North Point, Hong Kong SAR

Attention: Y.C.Yu, VP of Operations

Any notice given under this Agreement outside business hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of business hours in such place.

13.               Miscellaneous.

a.     This Agreement shall be subject to Bankruptcy Court approval and incorporated into an order of the Bankruptcy Court approving the settlement, and all parties hereto shall submit to the jurisdiction of Bankruptcy Court to enforce the continuing obligations under this Agreement, and to resolve any dispute that may arise under this Agreement.

b.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term nor provision in any other situation or in any jurisdiction.

c.     “$” as used herein means United States Dollars.

[Signature Page to follow]

IN WITNESS OF THE FOREGOING, the Parties have executed this Agreement as of the Effective Date.

PERFECT GALAXY INTERNATIONAL LIMITED

By:	/s/ Zhou Gengshen
Name:	Zhou Gengshen
Title:	CEO

CHINA ELECTRONICS GREATWALL ENERGY (SHENZHEN) CO., LTD.

By:	/s/ Zhou Gengshen
Name:	Zhou Gengshen
Title:	CEO

SATCON TECHNOLOGY CORPORATION

By:	/s/ Charles S. Rhoades
Name:	Charles S. Rhoades
Title:	CEO

Signature Page to Settlement Agreement